UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6,2021

OMNIQ CORP.

(Exact name of registrant as specified in charter)

Delaware	000-09047	20-3454263
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1865 West 2100 South, Salt Lake City, UT 84119

(Address of Principal Executive Offices) (Zip Code)

(714) 899-4800

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mart if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Agreement.

On May 3, 2021, OmniQ Corp. (the “Company”) and Omniq Technologies Ltd., a wholly owned subsidiary of the Company (“Omniq Technologies”) entered into a share purchase agreement (the “Dangot Share Purchase Agreement”) with Mr. Haim Dangot (the “Seller”). Pursuant to the Dangot Share Purchase Agreement, Omniq Technologies purchased 51%, or 5,100 shares, of the capital stock of Dangot Computers Ltd., an Israel company (“Dangot”), from the Seller, for consideration equivalent to 23,740,500 NIS, which is equal to US$7.6 million (the “Closing Consideration”), based on the current exchange rate of shekels to dollars. The Closing Consideration will be paid in the following manner: (a) the Company’s Common Stock that shall be issued by the Company to the Seller on the closing date, having a share value of $2,000,000 based on the average of the last 30 trading days; and (b) cash in the amount of the Closing Consideration minus an amount in NIS equivalent to $2,000,000 according to the exchange rate known on the closing date (approximately $5.3 million in cash). The Closing is subject to Israeli regulatory approval and other closing conditions. Dangot is an Israeli based leader in providing innovative technologies which the Company believes are complementary to the Company’s products and technologies.

The Seller also granted Omniq Technologies an irrevocable option to purchase the remaining 4,900 shares, or 49%, of Dangot’s capital stock (the “Option”) in the 12-month period following the closing date (the “Option Period”) at a share purchase price of 465,500 NIS US$143,142 per each 1% of Dangot’s shares on a fully diluted basis which is the same valuation as the purchase price for the 51%. In the event that Omniq Technologies chooses to exercise the Option, it must do so in whole or by an exercise pursuant to which Omniq Technologies shall purchase at least 26% additional Dangot’s shares on a fully diluted basis (the “Specific Partial Exercise”). Should Omniq Technologies exercise the Specific Partial Exercise, it shall have the right to complete the purchase of the remaining 23% of Dangot’s shares on a fully diluted basis in a single exercise until no later than the lapse of the Option Period. No other partial exercise shall be allowed.

On May 3, 2021, the Company entered in a Conversion Agreement (the “Conversion Agreement”) with Jason Giffith (“Griffith”), holder of 1,8000,000 shares of the Company’s Series C Preferred Stock (the “Preferred Shares”), which have accrued annual dividends of approximately $203,389 (the “Accrued Dividends”). Pursuant to the Conversion Agreement, Griffith will convert the Accrued Dividends into 25,424 shares of Common Stock, $.0001 par value per share, based on the market price of $8.00 per share when the parties commenced negotiations on the conversion, and 1,400,000 of the Preferred Shares into 70,000 shares of Common Stock, $.0001 par value per share, to receive an aggregate 95,424 shares of the Company’s Common Stock. The purpose of the Conversion Agreement is to remove the Preferred Shares and the Accrued Dividends from the Company’s balance sheet and it is not a transaction resulting in any financing to the Company.

The description of the Dangot Share Purchase Agreement and the Conversion Agreement are summaries and are qualified by the actual agreements which are filed as exhibits 10.1and 10.2 hereof and which are incorporated herein.

Item 7.01 Regulation FD Disclosure

On May 6, 2021, the Company issued a press release. A copy of the press release is attached hereto and incorporated herein by reference in its entirety as Exhibit 99.1.

Item 9.01 Financial statements and Exhibits

(d) Exhibits.

Exhibit Number	Description
10.1	Share Purchase Agreement dated May 3, 20201, by and between OmniQ Corp., Omniq Technologies Ltd., and Haim Dagnot.
10.2	Conversion Agreement dated May 3, 2021, by and between OmniQ Corp. and Jason Griffith.
99.1	Press release dated May 6, 2021.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 6, 2021

OMNIQ Corp.

By:	/s/ Shai Lustgarten
Shai S. Lustgarten
President and CEO